EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated March 25, 2005 (April 22, 2005 as to the 2005 acquisition described in Note 1) relating to the financial statements of Jacobs Entertainment, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph to describe the retroactive presentation of the financial statements due to the March 2, 2005 merger) appearing in the prospectus, which is part of this registration statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Denver, Colorado
June 10, 2005